Exhibit 99.1

Southern First Reports Results for Second Quarter 2022

Greenville, South Carolina, July 26, 2022 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended June 30, 2022.

“I am incredibly proud of the Southern First team as they generated significant new client relationships and record loan growth for the second quarter,” stated Art Seaver, the company’s Chief Executive Officer. “During this time of high inflation, rising interest rates, and the resulting transition in housing and mortgage, our team’s efforts resulted in strong performance with solid growth in net interest income and book value.”

2022 Second Quarter Highlights
●	Net income was $7.2 million and diluted earnings per common share were $0.90 for Q2 2022
●	Net interest income increased 16.1% to $24.9 million at Q2 2022, compared to $21.4 million at Q2 2021
●	Total loans increased 26% to $2.8 billion at Q2 2022, compared to $2.3 billion at Q2 2021
●	Total deposits increased 24% to $2.9 billion at Q2 2022, compared to $2.3 billion at Q2 2021
●	Book value per common share increased to $35.39, or 11%, over Q2 2021
●	Completed move to new headquarters in Greenville, South Carolina

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2022	2022	2021	2021	2021
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$7,240	7,970	12,005	14,017	10,323
Earnings per common share, diluted	0.90	0.98	1.49	1.75	1.29
Total revenue(1)	27,149	26,091	26,194	26,411	25,052
Net interest margin (tax-equivalent)(2)	3.35%	3.37%	3.35%	3.38%	3.50%
Return on average assets(3)	0.92%	1.10%	1.66%	2.03%	1.61%
Return on average equity(3)	10.31%	11.60%	17.61%	21.67%	16.96%
Efficiency ratio(4)	58.16%	56.28%	56.25%	53.15%	53.87%
Noninterest expense to average assets(3)	2.02%	2.03%	2.06%	2.06%	2.10%
Balance Sheet ($ in thousands):
Total loans(5)	$2,845,205	2,660,675	2,489,877	2,389,047	2,254,135
Total deposits	2,870,158	2,708,174	2,563,826	2,433,018	2,310,892
Core deposits(6)	2,588,283	2,541,113	2,479,412	2,367,841	2,220,577
Total assets	3,287,663	3,073,234	2,925,548	2,784,176	2,650,183
Book value per common share	35.39	34.90	35.07	33.57	31.86
Loans to deposits	99.13%	98.25%	97.12%	98.19%	97.54%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	13.97%	14.37%	14.90%	14.88%	14.98%
Tier 1 risk-based capital ratio	11.83%	12.18%	12.65%	12.59%	12.63%
Leverage ratio	9.71%	10.12%	10.18%	10.20%	10.27%
Common equity tier 1 ratio(8)	11.33%	11.65%	12.09%	12.00%	12.00%
Tangible common equity(9)	8.60%	9.06%	9.50%	9.54%	9.50%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.09%	0.15%	0.17%	0.50%	0.27%
Classified assets/tier one capital plus allowance for credit losses	7.29%	7.83%	12.61%	14.90%	13.36%
Loans 30 days or more past due/ loans(5)	0.10%	0.13%	0.09%	0.49%	0.14%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.02%	0.00%	0.06%	(0.01%)	0.00%
Allowance for credit losses/loans(5)	1.20%	1.24%	1.22%	1.51%	1.86%
Allowance for credit losses/nonaccrual loans	1,166.70%	726.88%	625.16%	259.95%	619.47%
[Footnotes to table located on page 5]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	June 30	Mar 31	Dec 31	Sept 30	Jun 30
(in thousands, except per share data)	2022	2022	2021	2021	2021
Interest income
Loans	$26,610	23,931	23,661	23,063	22,409
Investment securities	448	474	410	355	269
Federal funds sold	180	59	66	68	53
Total interest income	27,238	24,464	24,137	23,486	22,731
Interest expense
Deposits	1,844	908	900	934	920
Borrowings	510	392	380	380	381
Total interest expense	2,354	1,300	1,280	1,314	1,301
Net interest income	24,884	23,164	22,857	22,172	21,430
Provision (reversal) for credit losses	1,775	1,105	(4,200)	(6,000)	(1,900)
Net interest income after provision for credit losses	23,109	22,059	27,057	28,172	23,330
Noninterest income
Mortgage banking income	1,184	1,494	1,931	2,829	1,983
Service fees on deposit accounts	209	191	200	199	173
ATM and debit card income	563	528	560	542	521
Income from bank owned life insurance	315	315	312	321	331
Net lender and referral fees on PPP loans	-	44	-	-	268
Loss on disposal of fixed assets	(394)	-	-	-	-
Other income	388	355	334	348	346
Total noninterest income	2,265	2,927	3,337	4,239	3,622
Noninterest expense
Compensation and benefits	9,915	9,456	9,208	9,064	8,724
Occupancy	2,219	1,778	2,081	1,685	1,552
Outside service and data processing costs	1,528	1,533	1,395	1,368	1,391
Insurance	367	260	342	244	262
Professional fees	693	599	682	694	615
Marketing	329	269	260	248	208
Other	737	790	767	736	743
Total noninterest expenses	15,788	14,685	14,735	14,039	13,495
Income before provision for income taxes	9,586	10,301	15,659	18,372	13,457
Income tax expense	2,346	2,331	3,654	4,355	3,134
Net income available to common shareholders	$7,240	7,970	12,005	14,017	10,323

Earnings per common share – Basic	$0.91	1.00	1.52	1.78	1.32
Earnings per common share – Diluted	0.90	0.98	1.49	1.75	1.29
Basic weighted average common shares	7,945	7,932	7,877	7,874	7,848
Diluted weighted average common shares	8,075	8,096	8,057	8,001	7,988
[Footnotes to table located on page 5]

Net income for the second quarter of 2022 was $7.2 million, or $0.90 per diluted share, a $731 thousand decrease from the first quarter of 2022 and a $3.1 million decrease from the second quarter of 2021. The decrease in net income was driven by an increase in noninterest expenses, as well as an increased provision for credit losses and a decrease in mortgage banking income. Net interest income increased $1.7 million, or 7.4%, for the second quarter of 2022, compared with the first quarter of 2022, and increased $3.5 million, or 16.1%, compared to the second quarter of 2021. The increase in net interest income was driven by $184.5 million of loan growth during the second quarter of 2022.

The provision for credit losses was $1.8 million for the second quarter of 2022, compared to $1.1 million for the first quarter of 2022 and a negative provision of $1.9 million for the second quarter of 2021. The provision expense during the second quarter of 2022, calculated under the new CECL methodology, includes a $1.5 million provision for loan losses and a $250,000 provision for unfunded commitments, compared to a reversal in the provision during the second quarter of 2022 as the economy showed improvement after the onset of the pandemic.

Noninterest income totaled $2.3 million for the second quarter of 2022, a $662 thousand decrease from the first quarter of 2022 and a $1.4 million decrease from the second quarter of 2021. As the largest component of our noninterest income, mortgage banking income was the driving factor in the change in noninterest income from the prior quarter and the prior year due to lower mortgage origination volume during the past 12 months. In addition, we recorded a loss on disposal of assets during the second quarter of 2022 as we completed construction and relocated to our new headquarters building in Greenville, South Carolina.

Noninterest expense for the second quarter of 2022 was $15.8 million, or a $1.1 million increase from the first quarter of 2022, and a $2.3 million increase from the second quarter of 2021. Compensation and benefits expense increased from the prior periods due to hiring of new team members, combined with annual salary increases, while occupancy expense increased from the prior quarter and prior year due to costs associated with the relocation of our headquarters. Our insurance costs increased during the second quarter of 2022 related to higher FDIC insurance premiums, while the increase in professional fees related to higher legal, consulting and appraisal fees.

Our effective tax rate was 24.5% for the second quarter of 2022, 22.6% for the first quarter of 2022, and 23.3% for the second quarter of 2021. The higher tax rate in the second quarter of 2022 relates to the lesser impact of equity compensation transactions on our tax rate during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing
deposits	$80,909	$180	0.89%	$89,096	$59	0.27%	$119,211	$53	0.18%
Investment securities, taxable	98,527	404	1.64%	113,101	425	1.52%	85,306	212	1.00%
Investment securities, nontaxable(2)	10,382	56	2.16%	11,899	64	2.17%	11,599	74	2.56%
Loans(10)	2,795,274	26,610	3.82%	2,573,978	23,931	3.77%	2,240,236	22,409	4.01%
Total interest-earning assets	2,985,092	27,250	3.66%	2,788,074	24,479	3.56%	2,456,352	22,748	3.71%
Noninterest-earning assets	154,659			152,565			117,836
Total assets	$3,139,751			$2,940,639			$2,574,188
Interest-bearing liabilities
NOW accounts	$389,563	144	0.15%	$406,054	115	0.11%	$298,446	46	0.06%
Savings & money market	1,267,174	1,200	0.38%	1,242,225	618	0.20%	1,131,391	580	0.21%
Time deposits	278,101	500	0.72%	158,720	175	0.45%	175,612	294	0.67%
Total interest-bearing deposits	1,934,838	1,844	0.38%	1,806,999	908	0.20%	1,605,449	920	0.23%
FHLB advances and other borrowings	53,179	105	0.79%	16,626	12	0.29%	44	2	18.23%
Subordinated debentures	36,143	405	4.49%	36,116	380	4.27%	36,035	379	4.22%
Total interest-bearing liabilities	2,024,160	2,354	0.47%	1,859,741	1,300	0.28%	1,641,528	1,301	0.32%
Noninterest-bearing liabilities	833,943			802,299			688,576
Shareholders’ equity	281,648			278,600			244,084
Total liabilities and shareholders’ equity	$3,139,751			$2,940,639			$2,574,188
Net interest spread			3.19%			3.28%			3.39%
Net interest income (tax equivalent) /
margin		$24,896	3.35%		$23,179	3.37%		$21,447	3.50%
Less: tax-equivalent adjustment(2)		12			15			17
Net interest income		$24,884			$23,164			$21,430
[Footnotes to table located on page 5]

Net interest income was $24.9 million for the second quarter of 2022, a $1.7 million increase from the first quarter of 2022, resulting primarily from a $2.8 million increase in interest income, on a tax-equivalent basis, partially offset by a $1.1 million increase in interest expense. The increase in interest income was driven by $221.3 million growth in average loan balances at an average rate of 3.82%, five basis points higher than the previous quarter. In comparison to the second quarter of 2021, net interest income increased $3.5 million, resulting primarily from $555.0 million growth in average loan balances during the 2022 period, despite a 19-basis point decrease in loan yield. Our net interest margin, on a tax-equivalent basis, was 3.35% for the second quarter of 2022, a two-basis point decrease from 3.37% for the first quarter of 2022, and a 15-basis point decrease from 3.50% for the second quarter of 2021. Reduced rates on our interest-earning assets, combined with higher costs on our interest-bearing liabilities, resulted in the lower net interest margin during the second quarter of 2022 in comparison to the second quarter of 2021.

BALANCE SHEETS - Unaudited

	Ending Balance
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2022	2022	2021	2021	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$21,090	20,992	21,770	17,944	17,093
Federal funds sold	124,462	95,093	86,882	47,440	75,327
Interest-bearing deposits with banks	36,538	33,131	58,557	63,149	61,377
Total cash and cash equivalents	182,090	149,216	167,209	128,533	153,797
Investment securities:
Investment securities available for sale	98,991	106,978	120,281	113,802	91,232
Other investments	5,065	4,104	4,021	2,820	2,770
Total investment securities	104,056	111,082	124,302	116,622	94,002
Mortgage loans held for sale	18,329	17,840	13,556	31,641	36,427
Loans (5)	2,845,205	2,660,675	2,489,877	2,389,047	2,254,135
Less allowance for credit losses	(34,192)	(32,944)	(30,408)	(36,075)	(41,912)
Loans, net	2,811,013	2,627,731	2,459,469	2,352,972	2,212,223
Bank owned life insurance	50,463	50,148	49,833	49,521	49,200
Property and equipment, net	96,674	95,129	92,370	78,456	69,193
Deferred income taxes	15,078	10,635	8,397	16,591	25,025
Other assets	9,960	10,859	10,412	9,840	10,316
Total assets	$3,287,663	3,072,640	2,925,548	2,784,176	2,650,183
Liabilities
Deposits	$2,870,158	2,708,174	2,563,826	2,433,018	2,310,892
FHLB Advances	50,000	-	-	-	-
Subordinated debentures	36,160	36,133	36,106	36,079	36,052
Other liabilities	48,708	49,809	47,715	49,450	51,580
Total liabilities	3,005,026	2,794,116	2,647,647	2,518,547	2,398,524
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares
authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares
authorized	80	80	79	79	79
Nonvested restricted stock	(3,230)	(3,425)	(1,435)	(1,469)	(1,173)
Additional paid-in capital	117,714	117,286	114,226	113,501	112,604
Accumulated other comprehensive income (loss)	(10,143)	(6,393)	(740)	(248)	400
Retained earnings	178,216	170,976	165,771	153,766	139,749
Total shareholders’ equity	282,637	278,524	277,901	265,629	251,659
Total liabilities and shareholders’ equity	$3,287,663	3,072,640	2,925,548	2,784,176	2,650,183
Common Stock
Book value per common share	$35.39	34.90	35.07	33.57	31.86
Stock price:
High	50.09	65.02	64.73	53.50	55.26
Low	42.25	50.84	52.73	48.62	47.61
Period end	43.59	50.84	62.49	53.50	51.16
Common shares outstanding	7,986	7,981	7,925	7,913	7,900
[Footnotes to table located on page 5]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2022	2022	2021	2021	2021
Nonperforming Assets
Commercial
Non-owner occupied RE	$259	265	270	7,400	1,048
Commercial business	-	-	-	1,469	37
Consumer
Real estate	183	739	989	1,461	2,372
Home equity	200	815	653	818	426
Nonaccruing troubled debt restructurings	2,289	2,713	2,952	2,730	2,883
Total nonaccrual loans	2,931	4,532	4,864	13,878	6,766
Other real estate owned	-	-	-	-	366
Total nonperforming assets	$2,931	4,532	4,864	13,878	7,132
Nonperforming assets as a percentage of:
Total assets	0.09%	0.15%	0.17%	0.50%	0.27%
Total loans	0.10%	0.17%	0.20%	0.58%	0.32%
Accruing troubled debt restructurings (TDRs)	$3,558	3,241	3,299	4,044	4,622
Classified assets/tier 1 capital plus allowance for credit
losses	7.29%	7.83%	12.61%	14.90%	13.36%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2022	2022	2021	2021	2021
Allowance for Credit Losses
Balance, beginning of period	$32,944	30,408	36,075	41,912	43,499
CECL adjustment	-	1,500	-	-	-
Loans charged-off	(316)	(169)	(1,509)	(243)	(8)
Recoveries of loans previously charged-off	39	180	42	406	321
Net loans (charged-off) recovered	(277)	11	(1,467)	163	313
Provision for credit losses	1,525	1,025	(4,200)	(6,000)	(1,900)
Balance, end of period	$34,192	32,944	30,408	36,075	41,912
Allowance for credit losses to gross loans	1.20%	1.24%	1.22%	1.51%	1.86%
Allowance for credit losses to nonaccrual loans	1,166.70%	726.88%	625.22%	259.95%	619.47%
Net charge-offs to average loans QTD (annualized)	0.04%	0.00%	0.24%	(0.03%)	(0.06%)

Total nonperforming assets decreased by $1.6 million to $2.9 million for the second quarter of 2022, representing 0.09% of total assets, compared to 0.15% in the first quarter of 2022. The allowance for credit losses as a percentage of nonaccrual loans was 1,166.7% on June 30, 2022, compared to 726.9% on March 31, 2022 and 619.5% on June 30, 2021. During the second quarter of 2022, our classified asset ratio improved to 7.29%. The improvement over the second quarter of 2021 was primarily the result of five, or $14.1 million in the aggregate, hotel loans we upgraded from substandard during the first quarter of 2022.

Effective January 1, 2022, we early adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $1.5 million to our allowance for credit losses and an increase of $2.0 million to our reserve for unfunded commitments. The tax-effected impact of these two items totaled $2.8 million and was recorded as an adjustment to our retained earnings as of January 1, 2022.

On June 30, 2022, the allowance for credit losses was $34.2 million, or 1.20% of total loans, compared to $32.9 million, or 1.24% of total loans, at March 31, 2022, and $41.9 million, or 1.86% of total loans, at June 30, 2021. We had net charge-offs of $277 thousand, or 0.04% annualized, for the second quarter of 2022 compared to net recoveries of $11 thousand for the first quarter of 2022. Net recoveries were $313 thousand for the second quarter of 2021. There was a provision for credit losses of $1.5 million for the second quarter of 2022 compared to a provision of $1.0 million for the first quarter of 2022 and a reversal of $1.9 million for the second quarter of 2021.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2022	2022	2021	2021	2021
Commercial
Owner occupied RE	$551,544	527,776	488,965	470,614	452,130
Non-owner occupied RE	741,263	705,811	666,833	628,521	600,094
Construction	84,612	75,015	64,425	87,892	60,786
Business	389,790	352,932	333,049	307,969	307,933
Total commercial loans	1,767,209	1,661,534	1,553,272	1,494,996	1,420,943
Consumer
Real estate	812,130	745,667	694,401	648,276	605,026
Home equity	161,512	155,678	154,839	155,049	149,789
Construction	76,878	72,627	59,846	57,419	48,077
Other	27,476	25,169	27,519	33,307	30,300
Total consumer loans	1,077,996	999,141	936,605	894,051	833,192
Total gross loans, net of deferred fees	2,845,205	2,660,675	2,489,877	2,389,047	2,254,135
Less—allowance for credit losses	(34,192)	(32,944)	(30,408)	(36,075)	(41,912)
Total loans, net	$2,811,013	2,627,731	2,459,469	2,352,972	2,212,223

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2022	2022	2021	2021	2021
Non-interest bearing	$799,169	779,262	768,650	720,444	658,758
Interest bearing:
NOW accounts	364,189	416,322	401,788	331,167	316,744
Money market accounts	1,320,329	1,238,866	1,201,099	1,188,666	1,136,315
Savings	41,944	41,630	39,696	34,018	33,442
Time, less than $250,000	62,340	57,972	61,122	65,177	68,022
Time and out-of-market deposits, $250,000 and over	282,187	174,122	91,471	93,546	97,611
Total deposits	$2,870,158	2,708,174	2,563,826	2,433,018	2,310,892
Footnotes to tables:
(1)	Total revenue is the sum of net interest income and noninterest income.
(2)	The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3)	Annualized for the respective three-month period.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Excludes mortgage loans held for sale.
(6)	Excludes out of market deposits and time deposits greater than $250,000.
(7)	June 30, 2022 ratios are preliminary.
(8)	The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9)	The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10)	Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.3 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com